Rhinebeck Bancorp, Inc. Reports Results for the Quarter Ended March 31, 2023

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, April 27, 2023 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended March 31, 2023 of $798,000 ($0.07 per basic and diluted share), which was $1.3 million, or 61.1%, less than the comparable prior year period.

The decrease in net income was primarily due to an increase in the provision for credit losses on loans of $793,000 for the three months ended March 31, 2023 and a decrease in net interest income accompanied by a reduction in non-interest income and an increase in non-interest expense. The Company’s return on average assets and return on average equity were 0.24% and 2.95%, respectively, for the first quarter of 2023 as compared to 0.65% and 6.67%, respectively, for the first quarter of 2022.

President and Chief Executive Officer Michael J. Quinn said, “Our first quarter 2023 results of net income of $798,000 and a return on average assets of 24 basis points are disappointing when compared to the first quarter 2022 results. The underlying increases in deposit costs, which began in 2022, have continued to outpace our ability to produce offsetting growth in loan revenues. Our expectations are for this to moderate over the next quarters with the Federal Reserve slowing, if not pausing, future interest rate increases and allowing our assets to catch up in repricing over the coming year. Due to national media coverage of the “banking crisis,” our deposits were down in the quarter by approximately 3%, with the majority being withdrawn during March. Recent outflows have slowed significantly, and it appears the “crisis” has passed. Our loan portfolio continues to perform well with increasing balances and yields and a net charge-off ratio of only 0.04% of average loans and non-performing loans of 0.57% of total loans. We will also continue to focus on reducing operating costs, which will be beneficial to our earnings going forward. We remain well capitalized with excellent asset quality and substantial reserve sources of liquidity. We are confident in the strength of our Company, and we will continue to execute on our strategy and provide our customers with the best banking experience possible.”

Income Statement Analysis

Net interest income decreased $250,000, or 2.5%, to $9.9 million for the three months ended March 31, 2023, from $10.1 million for the three months ended March 31, 2022. The decrease was primarily due to higher costs for deposits and borrowings and higher average balances of interest-bearing liabilities, partially offset by higher interest-earning asset balances and higher yields on those interest earning assets. The average balance of our interest-bearing liabilities increased by $90.2 million, or 10.9% and the cost of interest-bearing liabilities increased by 168 basis points to 2.10%.  For the three months ended March 31, 2023, the average balances of interest-earning assets grew by $47.8 million to $1.25 billion and the average yields improved by 104 basis points to 4.75%, as compared to the three months ended March 31, 2022. The increased yields on interest-earning assets and the increased costs on our interest-bearing liabilities were mostly due to the rising interest rate environment over the past year.

The provision for credit losses on loans increased by $793,000, from $221,000 for the quarter ended March 31, 2022 to $1.0 million for the current quarter. The increase to the provision for the three months ended March 31, 2023 was attributable to an increase in loan balances, higher charge-offs, developing signs of declining economic conditions, the impact of adopting the new CECL methodology, and one specific loss reserve totaling $975,000 taken on a commercial loan.

Net charge-offs increased $333,000 from net charge-offs of $80,000 for the first quarter of 2022 to net charge-offs of $413,000 for the first quarter of 2023.  The increases were primarily due to a $143,000 recovery of one residential loan in the first quarter of 2022 and increased charge-offs of $228,000 in our indirect automobile portfolio in the first three months of 2023. The percentage of overdue account balances to total loans decreased to 1.54% as of March 31, 2023 from 2.29% as of December 31, 2022, while our non-performing assets increased $1.2 million to $5.7 million at March 31, 2023.

Non-interest income totaled $1.4 million for the three months ended March 31, 2023, a decrease of $335,000, or 19.6%, from the comparable period in the prior year, due primarily to a decrease in the net gain on sales of mortgage loans as activity decreased due to fewer originations in the increasing interest rate environment and a strategic decision to hold new production in our portfolio instead of selling these loans. Gain on sales of mortgage loans decreased $390,000, or 97.5%, compared to the prior year quarter as we sold $1.1 million of residential mortgage loans in the first quarter of 2023 as compared to $10.9 million in the first quarter of 2022.

For the first quarter of 2023, non-interest expense totaled $9.2 million, an increase of $98,000, or 1.1%, over the comparable 2022 period. The increase was primarily due to the growth in other non-interest expense of $354,000, or 27.6%, primarily due to a decrease in deferred commitments and inflationary pressures on our service contracts as well as an increase in FDIC deposit insurance assessments of $100,000, or 54.9%. These increases were partially offset by a decrease in salaries and benefits of $279,000 as the number of employees decreased when the Company made the difficult decision to layoff approximately 5% of its workforce in the first quarter of 2023.

Balance Sheet Analysis

Total assets increased $15.2 million, or 1.1%, to $1.35 billion at March 31, 2023 from $1.34 billion at December 31, 2022. Net loans increased $10.2 million, or 1.0%, as commercial real estate loans increased $25.8 million, or 7.0%, while indirect automobile loans decreased $13.3 million, or 2.9%. The decrease in our indirect automobile portfolio was due to a strategic decision to reduce loan growth and decrease that loan portfolio as a percentage of our balance sheet.  Cash and cash equivalents increased $4.8 million, or 15.2%, primarily due to an increase in deposits held at the Federal Home Loan Bank of New York.

Past due loans decreased between December 31, 2022 and March 31, 2023, finishing at $15.5 million, or 1.54% of total loans, down from $22.7 million, or 2.29% of total loans, at year-end 2022. Our allowance for credit losses was 0.93% of total loans and 164.79% of non-performing loans at March 31, 2023 as compared to 0.80% of total loans and 179.54% of non-performing loans at December 31, 2022.

Total liabilities increased $12.6 million, or 1.0%, to $1.24 billion at March 31, 2023 from $1.23 billion at December 31, 2022 as borrowings increased to fund loan growth and deposits outflows. Advances from the Federal Home Loan Bank increased $48.7 million while deposits decreased $36.4 million, or 3.2%. Interest bearing deposits decreased $22.6 million, or 2.7%, while non-interest bearing deposits decreased $13.8 million, or 4.9%, as some depositors withdrew funds in reaction to the highly publicized bank failures in the first quarter of 2023. At March 31, 2023, uninsured deposits represented approximately 29% of the Bank’s total deposits.

Stockholders' equity increased $2.6 million, or 2.4%, to $110.7 million at March 31, 2023, primarily due to a $2.2 million decrease in accumulated other comprehensive loss reflecting valuation changes in our available-for-sale securities portfolio due to current financial market conditions. Net income for the quarter of $798,000 was offset by a reduction in retained earnings of $633,000, as the Company adopted the current expected credit loss standard on January 1, 2023. The Company's ratio of average equity to average assets was 8.21% for the quarter ended March 31, 2023 and 8.91% for the year ended December 31, 2022.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its fifteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, general economic conditions or conditions within the securities markets, potential recessionary conditions, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, changes in asset quality, loan sale volumes, charge-offs and loan loss provisions, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemic diseases, extreme weather events, or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
Interest and Dividend Income
Interest and fees on loans	$13,395	$10,081
Interest and dividends on securities	1,018	874
Other income	189	19
Total interest and dividend income	14,602	10,974
Interest Expense
Interest expense on deposits	3,970	745
Interest expense on borrowings	768	115
Total interest expense	4,738	860
Net interest income	9,864	10,114
Provision for credit losses	1,014	221
Net interest income after provision for credit losses	8,850	9,893
Non-interest Income
Service charges on deposit accounts	708	706
Net gain on sales of loans	10	400
Increase in cash surrender value of life insurance	160	157
Gain on disposal of premises and equipment	17	—
Investment advisory income	309	340
Other	172	108
Total non-interest income	1,376	1,711
Non-interest Expense
Salaries and employee benefits	5,240	5,519
Occupancy	1,079	1,098
Data processing	472	486
Professional fees	366	394
Marketing	104	117
FDIC deposit insurance and other insurance	282	182
Amortization of intangible assets	24	27
Other	1,636	1,282
Total non-interest expense	9,203	9,105
Income before income taxes	1,023	2,499
Provision for income taxes	225	446
Net income	$798	$2,053

Earnings per common share:
Basic	$0.07	$0.19
Diluted	$0.07	$0.19

Weighted average shares outstanding, basic	10,881,885	10,815,348
Weighted average shares outstanding, diluted	11,021,395	11,009,312

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2023	2022
Assets
Cash and due from banks	$15,242	$13,294
Federal funds sold	9,692	14,569
Interest bearing depository accounts	11,209	3,521
Total cash and cash equivalents	36,143	31,384

Available for sale securities (at fair value)	222,172	223,659
Loans receivable (net of allowance for credit losses of $9,345 and $7,943, respectively)	1,004,521	994,368
Federal Home Loan Bank stock	5,450	3,258
Accrued interest receivable	2,999	4,255
Cash surrender value of life insurance	29,955	29,794
Deferred tax assets (net of valuation allowance of $547 and $450, respectively)	9,879	10,131
Premises and equipment, net	18,417	18,722
Goodwill	2,235	2,235
Intangible assets, net	310	334
Other assets	19,064	17,837
Total assets	$1,351,145	$1,335,977
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$269,743	$283,563
Interest bearing	823,781	846,370
Total deposits	1,093,524	1,129,933

Mortgagors’ escrow accounts	8,670	9,732
Advances from the Federal Home Loan Bank	106,450	57,723
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	26,629	25,302
Total liabilities	1,240,428	1,227,845

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,284,231 and 11,284,565 at March 31, 2023 and December 31, 2022, respectively)	113	113
Additional paid-in capital	47,220	47,075
Unearned common stock held by the employee stock ownership plan	(3,437)	(3,491)
Retained earnings	96,789	96,624
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(25,971)	(28,192)
Defined benefit pension plan, net of taxes	(3,997)	(3,997)
Total accumulated other comprehensive loss	(29,968)	(32,189)
Total stockholders’ equity	110,717	108,132
Total liabilities and stockholders’ equity	$1,351,145	$1,335,977

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2023	2022	2022

Performance Ratios (1):
Return on average assets (2)	0.24%	0.65%	0.54%
Return on average equity (3)	2.95%	6.67%	6.06%
Net interest margin (4)	3.21%	3.42%	3.45%
Efficiency ratio (5)	81.88%	77.00%	78.40%
Average interest-earning assets to average interest-bearing liabilities	136.11%	145.18%	142.18%
Total gross loans to total deposits	91.68%	77.08%	87.65%
Average equity to average assets (6)	8.21%	9.78%	8.91%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.93%	0.90%	0.80%
Allowance for credit losses on loans as a percent of non-performing loans	164.79%	114.31%	179.54%
Net charge-offs to average outstanding loans during the period	(0.04)%	(0.01)%	(0.11)%
Non-performing loans as a percent of total gross loans	0.57%	0.79%	0.45%
Non-performing assets as a percent of total assets	0.42%	0.53%	0.33%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	11.36%	12.69%	11.55%
Total capital (to risk-weighted assets)	12.16%	13.47%	12.25%
Common equity Tier 1 capital (to risk-weighted assets)	11.36%	12.69%	11.55%
Tier 1 leverage ratio (to average total assets)	9.68%	9.75%	9.75%

Other Data:
Book value per common share	$ 9.81	$ 10.38	$ 9.58
Tangible book value per common share(8)	$ 9.59	$ 10.15	$ 9.35

(1)	Performance ratios for the three month periods ended March 31, 2023 and 2022 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	March 31,		December 31,
	2023	2022	2022
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$110,717	$117,293	$108,132
Total shares outstanding	11,284	11,296	11,285
Book value per common share	$9.81	$10.38	$9.58
Total common equity
Total shareholders' equity (book value) (GAAP)	$110,717	$117,293	$108,132
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets, net	(310)	(406)	(334)
Tangible common equity (non-GAAP)	$108,172	$114,652	$105,563
Tangible book value per common share
Tangible common equity (non-GAAP)	$108,172	$114,652	$105,563
Total shares outstanding	11,284	11,296	11,285
Tangible book value per common share (non-GAAP)	$9.59	$10.15	$9.35

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com